Exhibit 23.2

Independent Auditors' Report

The Board of Directors
AirGate PCS, Inc.:

Under date of December 5, 2003, except note 14 (a) and (b) which are as of February 17, 2004 we reported on the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 2003, as contained in the annual report on Form 10-K/A for the year 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements and financial statement schedule have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered significant recurring losses since inception and has an accumulated deficit of $1.3 billion and a stockholders' deficit of $377.0 million at September 30, 2003. The Company's continuation as a going concern is dependent on its ability to restructure or otherwise amend the terms of its debt; and if unsuccessful, the Company may seek bankruptcy court or other protection from its creditors within the next year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.



                                                            /s/    KPMG LLP
Atlanta, Georgia
December 5, 2003, except as to note 14
(a) and (b), which are as of February 17, 2004